Exhibit 99.1

FOR IMMEDIATE RELEASE

AMAG Provides Business Outlook for 2014 and Reports 2013 Financial Results

•                  Achieves record annual U.S. Feraheme product revenues in 2013 with 28% growth over 2012

•                  Guides to continued growth for Feraheme and first breakeven year in 2014

•                  Conference call scheduled for 8:00 a.m. Eastern time today

WALTHAM, MA (February 6, 2014) — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG), a specialty pharmaceutical company, today reported unaudited consolidated financial results for the fourth quarter and year ended December 31, 2013. The company achieved record annual U.S. Feraheme® net product sales of $71.4 million. As of December 31, 2013, the company’s cash and investments totaled $216.7 million (including $2.9 million of restricted cash).

“In 2013, we executed a plan to drive renewed volume growth and increased net revenue per gram for Feraheme, generating the outstanding results reported today,” said William Heiden, president and chief executive officer of AMAG. “While the recent news on our supplemental new drug application for Feraheme in the U.S. clearly represents, at a minimum, a delay in the potential approval of the expanded label, we intend to continue to work towards an approval and remain focused on the near-term opportunity of maximizing Feraheme in our current indication for the treatment of iron deficiency anemia (IDA) in chronic kidney disease (CKD) patients.”

Heiden continued, “We achieved a number of important corporate objectives in 2013, including dramatic improvements in our top-line and bottom-line performance (vs. 2012). These successes have given us an even stronger foundation from which to continue to build across an ambitious new set of goals for 2014.”

2014 Goals

The company’s goals for 2014 include the following:

•                  Maximize Feraheme revenues, including increasing market share within the current U.S. IDA CKD indication, undertaking market expansion initiatives for the 1.6 million patients diagnosed with IDA and CKD but not treated with IV iron, and optimizing net revenue per gram;

•                  Drive MuGard® Mucoadhesive Oral Wound Rinse growth across the 400,000 patients in the U.S. at risk of developing oral mucositis;

•                  Support Takeda’s efforts to gain approval of the Type II Variation with the European Medicines Agency (EMA) for broad IDA label expansion of Rienso in the E.U., which would trigger a significant milestone payment;

•                  Determine and pursue the optimal path forward for Feraheme for the broad IDA indication in the U.S. with input from the U.S. Food and Drug Administration (FDA); and

•                  Expand the company’s product portfolio through acquisition or in-licensing of specialty pharmaceutical product(s) or companies.

February 6, 2014	AMAG Pharmaceuticals, Inc.

2014 Financial Outlook

The company is issuing the following financial guidance for 2014:

•                  Total revenues of between $88 million and $100 million (not including the potential milestone payment for broad IDA approval in the E.U.), including:

•                  U.S. Feraheme net product sales of between $75 million and $85 million;

•                  Revenue from MuGard, ex-U.S. Feraheme product sales, royalties and milestones of between $13 million and $15 million;

•                  Cost of goods sold (COGS) of between 14% and 16% of Feraheme net product sales;

•                  Total operating expenses of between $80 million and $85 million, including:

•                  Research and development expenses of between $20 million and $22 million;

•                  Selling, general and administrative expenses of between $60 million and $63 million; and

•                  Operating the business to break-even for the full year, before the potential milestone related to broad IDA approval in the E.U.

The company’s guidance for 2014 does not include: the impact of business development transactions or potential expenses associated with further development of Feraheme for the broad IDA indication.

Fourth Quarter and Full Year 2013 Financial Results (unaudited)

Total revenues for the fourth quarter ended December 31, 2013 were $21.7 million, as compared to $21.1 million for the same period in 2012. Total revenues for the year ended December 31, 2013 were $80.9 million as compared to $85.4 million for 2012. The decrease in total revenues in 2013 was driven primarily by non-recurring 2012 milestone revenues, partially off-set by increased U.S. Feraheme product sales.

U.S. Feraheme net product sales for the quarter ended December 31, 2013 were $19.0 million, a 32% increase compared to $14.4 million for the same period in 2012. U.S. Feraheme net product sales for 2013 were $71.4 million (including a $0.6 million reduction of Medicaid reserves), as compared to $58.3 million (including a $3.2 million reduction of product return and Medicaid reserves) for 2012.  This represents a 28% increase excluding the reductions in Medicaid and product return reserves and a 22% increase when including these reductions in reserves. The strong growth in 2013 Feraheme sales was driven by significant increases in volume as well as an increasing net revenue per gram.

Feraheme COGS for the fourth quarter of 2013 was $3.2 million, or 17%, of Feraheme net product sales, compared to $4.0 million, or 28%, for the fourth quarter of 2012. Feraheme COGS for 2013 was $11.6 million, or 16%, of Feraheme net product sales, compared to $14.0 million, or 24%, for 2012. Feraheme COGS for the 2012 periods included expenses associated with the closing of the company’s Cambridge, Massachusetts manufacturing facility.

Total operating expenses, excluding COGS, for the fourth quarter of 2013 were $22.4 million, compared to $21.1 million same period in 2012.  The increase in operating expenses in the fourth quarter of 2013 relates to increased business development expenses in support of the company’s portfolio expansion and contingent consideration expense related to the purchase accounting for the license of MuGard in 2013. Total operating expenses for 2013 were $80.5 million, as compared to $88.6 million for 2012. The decrease in operating costs in 2013 versus 2012 was primarily attributable to lower research and development expenses due to the completion of the phase III IDA clinical program in mid-2012, partially offset by increased expenses associated with acquiring and marketing MuGard.

The company reported a net loss of $3.7 million, or $0.17 per share, for both quarters ended December 31, 2013 and 2012. Net loss for 2013 was $9.6 million, or $0.44 per share, as compared to a net loss of $16.8 million, or $0.78 per share, for 2012.

AMAG utilized $10.3 million to fund its operations in 2013, including the $3.3 million upfront payment to license MuGard and ended the year with $216.7 million in cash and investments.

“We are proud of the achievements of 2013, represented in our financial results reported today; significant volume and price growth for Feraheme, the addition of a new commercial product to our portfolio, and continued financial discipline resulting in a 43% reduction in net loss,” said Frank Thomas, chief operating officer of AMAG. “We have set another set of ambitious goals for 2014, including the financial guidance that we have given today, which we have already begun to pursue aggressively in order to meet or beat.”

About Iron Deficiency Anemia

More than 4 million Americans have IDA; 1.6 million of whom are estimated to have CKD, while the other 2.4 million suffer from anemia due to other causes.(1)  For these patients with anemia due to other causes, the underlying diseases or issues causing IDA include abnormal uterine bleeding, gastrointestinal disorders, inflammatory diseases and chemotherapy-induced anemia.  Many IDA patients fail treatment with oral iron due to intolerability or side effects.(2)

Conference Call and Webcast Access

AMAG Pharmaceuticals, Inc. will host a conference call and webcast with slides today at 8:00 a.m. ET, during which management will discuss the company’s financial results and commercial progress. To access the conference call via telephone, please dial (877) 412-6083 from the United States or (702) 495-1202 for international access.  A telephone replay will be available from approximately 11:00 a.m. ET on February 6, 2014 through midnight on February 13, 2014.  To access a replay of the conference call, dial (855) 859-2056 from the United States or (404) 537-3406 for international access.  The pass code for the live call and the replay is 58720931.

The call will be webcast with slides and accessible through the Investors section of the company’s website at www.amagpharma.com.  The webcast replay will be available from approximately 11:00 a.m. ET on February 6, 2014 through midnight March 7, 2014.

About AMAG

AMAG Pharmaceuticals, Inc. is a rapidly growing, specialty pharmaceutical company, supported by a talented and passionate workforce. AMAG currently markets Feraheme® (ferumoxytol) Injection and MuGard® Mucoadhesive Oral Wound Rinse in the United States. Along with driving organic growth of its products, AMAG intends to expand its portfolio with additional commercial-stage specialty products. The company is seeking complementary products that leverage the company’s commercial footprint and focus

(1)  U.S. Census; U.S. Renal Data System, USRDS 2010 Annual Data Report: Atlas of Chronic Kidney Disease and End-Stage Renal Disease in the United States, National Institutes of Health, National Institute of Diabetes and Digestive and Kidney Diseases, Bethesda, MD, 2010: 41-42; Fishbane, S. et al. Iron Indices in CKD in the NHANES 1998-2004. Clin J Am Soc Nephrol. 2009 January; 4(1): 57—61.

(2)  Barton, James et al. Intravenous iron dextran therapy in patients with iron deficiency and normal renal function who failed to respond to or did not tolerate oral iron supplementation. Am J Medicine. 2000; 109: 27-32.

on hematology and oncology centers and hospital infusion centers. The company’s primary goal is to bring to market therapies that provide clear benefits and improve patients’ lives. For additional company information, please visit www.amagpharma.com.

AMAG Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(unaudited, amounts in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Revenues:
U.S. Feraheme product sales, net	$18,981	$14,381	$71,362	$58,287
Other product sales and royalties	401	199	1,109	616
License fee and other collaboration revenues	2,329	6,564	8,385	26,475
Total revenues	21,711	21,144	80,856	85,378
Operating costs and expenses:
Cost of product sales	3,326	4,027	11,960	14,220
Research and development expenses	6,581	7,903	20,564	33,296
Selling, general and administrative expenses	15,799	12,629	59,949	53,071
Restructuring expenses	—	595	—	2,215
Total operating costs and expenses	25,706	25,154	92,473	102,802
Operating loss	(3,995)	(4,010)	(11,617)	(17,424)
Interest and dividend income, net	278	260	1,051	1,286
Gains on sale of assets	59	—	924	—
Gains (losses) on investments, net	4	3	40	(1,466)
Net loss before income taxes	(3,654)	(3,747)	(9,602)	(17,604)
Income tax benefit	—	61	—	854
Net loss	$(3,654)	$(3,686)	$(9,602)	$(16,750)

Net loss per share:
Basic and diluted	$(0.17)	$(0.17)	$(0.44)	$(0.78)

Weighted average shares outstanding used to compute net loss per share:
Basic and diluted	21,743	21,446	21,703	21,392

AMAG Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(unaudited, amounts in thousands)

	December 31, 2013	December 31, 2012
Cash and cash equivalents	$26,986	$46,293
Short-term investments	186,803	180,750
Accounts receivable, net	6,842	6,410
Inventories	17,217	12,451
Receivable from collaboration	278	263
Assets held for sale	—	2,000
Other current assets	6,279	6,213
Total current assets	244,405	254,380
Property and equipment, net	1,846	3,297
Intangible assets, net	16,844	—
Other assets	2,364	460
Total assets	$265,459	$258,137

Accounts payable	$2,629	$3,515
Accrued expenses	22,266	20,338
Deferred revenues	8,226	9,104
Total current liabilities	33,121	32,957
Deferred revenues	44,534	50,350
Acquisition-related contingent consideration, net	13,609	—
Other long-term liabilities	1,787	2,033
Total long-term liabilities	59,930	52,383
Total stockholders’ equity	172,408	172,797
Total liabilities and stockholders’ equity	$265,459	$258,137

About Feraheme® (ferumoxytol)/Rienso

Feraheme (ferumoxytol) Injection for Intravenous (IV) use received marketing approval from the U.S. Food and Drug Administration (FDA) on June 30, 2009 for the treatment of IDA in adult chronic kidney disease patients and was commercially launched by AMAG in the U.S. shortly thereafter.  Ferumoxytol is protected in the U.S. by five issued patents covering the composition and dosage form of the product, and approved method of use. Each issued patent is listed in the FDA’s Orange Book. These patents are set to expire in 2020; a request for patent term extension has been filed, which, if granted, may extend the patent term to 2023 for one of the patents.

Ferumoxytol received marketing approval in Canada in December 2012, where it is marketed by Takeda as Feraheme, and in the European Union in June 2013 and Switzerland in August 2013, where it is marketed by Takeda as Rienso™.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including but not limited to statements regarding: our expectations and goals for 2014, including plans to maximize Feraheme sales and increase market share, to increase utilization of MuGard and to expand our product portfolio; our plans to work with Takeda on label expansion initiatives outside of the U.S.; expectations regarding milestone payments; our plans regarding the path forward for Feraheme and our intentions to continue to work towards approval for an expanded label; expected revenues, cost of goods sold, operating expenses and operating the business to break even for 2014, are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include, among others: (1) uncertainties regarding the likelihood and timing of potential approval of AMAG’s sNDA for Feraheme in the U.S. in the broader IDA indication, (2) the possibility that following FDA review of post-marketing safety data, including reports of serious anaphylaxis, cardiovascular events, and death, the FDA will request additional technical or scientific information, new studies or reanalysis of existing data, on-label warnings, post-marketing requirements/commitments or risk evaluation and mitigation strategies (REMS) in the current CKD indication for Feraheme, (3) uncertainties regarding our and Takeda’s ability to successfully compete in the intravenous iron replacement market both in the US and outside the US, including the EU, as a result of limitations, restrictions or warnings in Feraheme’s/Rienso’s current or future label that put Feraheme/Rienso at a competitive disadvantage, (4) uncertainties regarding Takeda’s ability to obtain regulatory approval for Feraheme in Canada, and Rienso in the EU, in the broader IDA patient population, (5) the possibility that significant safety or drug interaction problems could arise with respect to Feraheme/Rienso and in turn affect sales, or the company’s ability to market the product both in the US and outside of the US, including the EU, (6) uncertainties regarding the manufacture of Feraheme/Rienso or MuGard, (7) uncertainties relating to our patents and proprietary rights, both in the US and outside of the US, (8) the risk of an Abbreviated New Drug Application (ANDA) filing following the FDA’s recently published draft bioequivalence recommendation for ferumoxytol, and (9) other risks identified in our Securities and Exchange Commission filings, including our Quarterly Report on Form 10-Q for the three months ended September 30, 2013 and subsequent filings with the SEC. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

AMAG Pharmaceuticals and Feraheme are registered trademarks of AMAG Pharmaceuticals, Inc.  MuGard is a registered trademark of Access Pharmaceuticals, Inc.  Rienso is a trademark of Takeda Pharmaceutical Company Limited.

AMAG Pharmaceuticals, Inc. Contact:

Amy Sullivan, 617-498-3303